January 14, 2005	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Annual Earnings of $1.92 Per Share
Annual Reported Earnings Per Share Up 15.7%

Annual 2004 Financial Highlights:

    Reported earnings per diluted share increase 16% over prior year quarter
    Net interest income rises 14% over prior year
    Revenue from commissions and service charges increases 20% over prior year
    Non-performing assets decline 60% from December 31, 2003
    Loans increase 18% from December 31, 2003

Fourth Quarter 2004 Financial Highlights:

    Reported earnings per diluted share increase 20% over prior year quarter
    Net interest income rises 12% over prior year quarter
    Revenue from commissions and service charges increases 14% over prior year quarter
    Non-performing assets decline 21% from September 30, 2004
    Loans increase 2% from September 30, 2004

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended December 31, 2004, were $.49 per diluted share ($6,828,000) compared to the $.41 per diluted share ($5,631,000) the company earned during the same quarter in the prior year. Excluding significant non-operating items (which are discussed below), operating earnings per diluted share for the quarters ended December 31, 2004 and 2003, were $.49 and $.40, respectively.

For the year ended December 31, 2004, preliminary earnings were $1.92 per diluted share ($26,880,000) compared to the $1.66 per diluted share ($23,091,000) the company reported during the year ended December 31, 2003. On an operating basis, earnings per diluted share were $1.92 for the year ended December 31, 2004, compared to earnings per diluted share of $1.62 for the year ended December 31, 2003, an increase of 18.5%.

"Great Southern's results in the fourth quarter and the full year underscore our commitment to build winning relationships with our customers," said Great Southern President and CEO Joseph W. Turner. "Our fourth quarter reported earnings were up 20% over the prior year quarter and full year reported earnings were up 16% over last year. Loan demand in the region was strong, particularly in commercial real estate and construction lending, culminating in 18% loan growth for the full year. This growth generated an increase of $7.5 million in net interest income, our strongest driver in earnings growth. In addition, commissions and service charges were up $3.4 million for the year."

For the three months ended December 31, 2004, return on average equity was 19.60%; return on average assets was 1.49%; and net interest margin was 3.70%. For the year ended December 31, 2004, return on average equity was 20.58%; return on average assets was 1.58%; and net interest margin was 3.77%.

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There were no significant non-operating items during the quarter ended December 31, 2004. By comparison, one significant non-operating item occurred during the quarter ended December 31, 2003. Non-interest income during the quarter ended December 31, 2003, was positively impacted by a net pre-tax gain of $210,000 on the sale of available-for-sale debt and equity securities.

	Quarter Ended December 31,
	2004		2003
	Dollars	Earnings	Dollars	Earnings
	(000)	Per Share	(000)	Per Share
Reported Earnings	$6,828	$.49	$5,631	$.41

Less: Net gain on sales of
securities (net of taxes)	--	--	(141)	(.01)

Operating Earnings	$6,828	$.49	$5,490	$.40

	Year Ended December 31,
	2004		2003
	Dollars	Earnings	Dollars	Earnings
	(000)	Per Share	(000)	Per Share
Reported Earnings	$26,880	$1.92	$23,091	$1.66

Add: Net loss (gain) on sales
of securities (net of taxes)	236.02		(533)	(.04)

Less: Gain on sale of land
(net of taxes)	(257)	(.02)	--	--
Operating Earnings	$26,859	$1.92	$22,558	$1.62

In previous years, the net interest margin benefited from a portion of the company's loan portfolio having interest rate floors. As market rates of interest dropped, these interest rate floors kept the rates on these loans from dropping once the floor was reached, while the company's funding costs continued to move with market interest rates. Throughout 2004, as interest rates have begun to increase, the company's funding costs have increased along with market interest rates. However, interest rates on loans with rate floors will not increase until rate floor thresholds have been reached. As a result, the net interest margin has compressed because rates on some of these assets have not increased in a manner correspondent with rates on liabilities. Many of these interest rate floors have now been reached, therefore future market rate increases should result in more proportionate loan rate increases on these particular loans.

The company recorded additional compensation expense during the quarter ended December 31, 2004, of $296,000 ($.02 per share) as a result of stock option exercises by employees followed by the repurchase of these shares by the company. This item did not impact total stockholders' equity. The company does not expect this expense to be recurring in future periods.

Non-performing assets at December 31, 2004, were $6.5 million, down $9.9 million from December 31, 2003. Non-performings as a percentage of total assets were ..35% at December 31, 2004, compared to 1.07% at December 31, 2003. Compared to December 31, 2003, non-performing loans decreased $2.9 million to $4.5 million while foreclosed assets decreased $7.0 million to $2.0 million.

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The decrease in non-performing loans was primarily due to the repayment of the remaining balance of the largest non-performing relationship, as well as principal payments on other non-performing relationships. In addition, the transfer of one $504,000 relationship to foreclosed assets in the first quarter of 2004 was subsequently transferred to fixed assets and was opened as a branch in December 2004. Compared to September 30, 2004, non-performing loans decreased $1.5 million.

As a result of continued growth in the loan portfolio, changes in economic and market conditions that occur from time to time, and other factors specific to a borrower circumstances, the level of non-performing assets will fluctuate. At December 31, 2004, non-performing assets were at relatively low levels.

The decrease in foreclosed assets was primarily related to the sale of one asset relationship totaling $6.0 million in the first quarter of 2004. This relationship was most recently discussed as foreclosed assets in the December 31, 2003, Annual Report on Form 10-K, and involved condominium buildings and lots, single-family residences and lots, a golf course, and other developed and undeveloped land. Great Southern recognized no additional loss upon the sale of these assets. No significant foreclosed asset additions or sales occurred in the three months ended December 31, 2004.

Stockholders' equity at December 31, 2004, was $139.2 million (7.5% of total assets), equivalent to a book value of $10.16 per share.

The stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq National Market System under the symbol "GSBC". The last sale of GSBC stock in the quarter ended December 31, 2004, was $35.00.

Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Missouri, Great Southern operates 31 branches and more than 150 ATMs throughout southwest and central Missouri. The company also serves lending needs in metropolitan Kansas City through its Overland Park, Kansas, loan production office and in the Northwest Arkansas region through its loan production office in Rogers, Arkansas.

www.greatsouthernbank.com

When used in this press release the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans and deposits in the company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to advise readers that the factors listed above could affect the company's financial performance and could cause the company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the company at and for the periods indicated. Financial data for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included. The results of operations and other data for the three months and twelve months ended December 31, 2004 and 2003 are not necessarily indicative of the results of operations which may be expected for any future period.

Selected Financial Condition Data:	December 31, 2004	December 31, 2003
	(Dollars in thousands)
Total assets	$1,846,239	$1,540,723
Loans receivable, gross	1,310,932	1,115,041
Allowance for loan losses	23,489	20,844
Foreclosed assets, net	2,035	9,034
Available-for-sale securities, at fair value	355,104	259,600
Held-to-maturity securities, at amortized cost	48,610	53,944
Deposits	1,295,398	1,137,427
Total borrowings	401,091	276,584
Stockholders' equity	139,187	119,548
Non-performing assets	6,514	16,425
	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
	2004	2003	2004	2003	2004
Selected Operating Data:	(Dollars in thousands)
Interest income	$24,226	$19,742	$87,059	$76,179	$22,484
Interest expense	8,255	5,509	26,477	23,164	6,845
Net interest income	15,971	14,233	60,582	53,015	15,639
Provision for loan losses	1,200	1,200	4,800	4,800	1,200
Non-interest income	5,921	5,385	23,292	21,991	5,807
Non-interest expense	10,661	10,086	39,261	35,753	9,692
Provision for income taxes	3,203	2,701	12,933	11,362	3,385
Net income	$6,828	$5,631	$26,880	$23,091	$7,169
Per Common Share:
Net income (fully diluted)	$ .49	$ .41	$1.92	$1.66	$ .51
Book value	$10.16	$8.72	$10.16	$8.72	$9.87
Earnings Performance Ratios:
Annualized return on average assets	1.49%	1.50%	1.58%	1.61%	1.63%
Annualized return on average stockholders' equity	19.60%	18.92%	20.58%	20.29%	21.72%
Net interest margin	3.70%	4.00%	3.77%	3.89%	3.78%
Average interest rate spread	3.45%	3.80%	3.57%	3.68%	3.57%
Adjusted efficiency ratio (excl. foreclosed assets)	48.31%	47.29%	46.23%	44.96%	44.53%
Non-interest expense to average total assets	2.31%	2.47%	2.27%	2.34%	2.17%
Asset Quality Ratios:
Allowance for loan losses to period-end loans	1.79%	1.87%	1.79%	1.87%	1.76%
Non-performing assets to period-end assets	.35%	1.07%	.35%	1.07%	.46%
Non-performing loans to period-end loans	.34%	.66%	.34%	.66%	.47%
Annualized net charge-offs to average loans	.10%	.43%	.18%	.50%	.18%

GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except number of shares)

	December 31,	December 31,
	2004	2003
	(Unaudited)
ASSETS
Cash	$ 91,847	$ 67,694
Interest-bearing deposits in other financial institutions	1,364	7,120
Cash and cash equivalents	93,211	74,814
Available-for-sale securities	355,104	259,600
Held-to-maturity securities	48,610	53,944
Mortgage loans held for sale	671	1,243
Loans receivable, net of allowance for loan losses of
$23,489 - December 2004; $20,844 - December 2003	1,286,772	1,092,954
Interest receivable	8,056	6,938
Prepaid expenses and other assets	8,449	7,689
Foreclosed assets held for sale, net	2,035	9,034
Premises and equipment, net	23,353	19,892
Investment in Federal Home Loan Bank stock	14,438	11,785
Refundable income taxes	504	--
Deferred income taxes	5,036	2,830
Total Assets	$ 1,846,239	$ 1,540,723
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 1,295,398	$ 1,137,427
Federal Home Loan Bank advances	231,486	204,787
Short-term borrowings	151,591	53,534
Subordinated debentures issued to capital trust	18,014	18,263
Accrued interest payable	2,195	1,679
Advances from borrowers for taxes and insurance	272	202
Accounts payable and accrued expenses	8,096	3,944
Income taxes payable	--	1,339
Total Liabilities	1,707,052	1,421,175
Stockholders' Equity:
Capital stock
Serial preferred stock, $.01 par value;
authorized 1,000,000 shares; none issued	--	--
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding December 2004 - 13,698,508 shares; issued December 2003 -
12,325,002 shares	137	123
Additional paid-in capital	17,816	17,451
Retained earnings	122,120	164,159
Accumulated other comprehensive income:
Unrealized loss on available-for-sale securities,
net of income taxes	(886)	(65)
	139,187	181,668
Less treasury common stock, at cost; December 2003 - 5,473,649 shares	--	62,120
Total Stockholders' Equity	139,187	119,548
Total Liabilities and Stockholders' Equity	$ 1,846,239	$ 1,540,723

GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31,		December 31,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
INTEREST INCOME
Loans	$ 19,735	$ 16,212	$ 71,112	$ 63,283
Investment securities and other	4,491	3,530	15,947	12,896
TOTAL INTEREST INCOME	24,226	19,742	87,059	76,179
INTEREST EXPENSE
Deposits	5,456	3,924	18,196	16,582
Federal Home Loan Bank advances	1,935	1,298	6,091	5,400
Short-term borrowings and subordinated debentures issued
to capital trust	864	287	2,190	1,182
TOTAL INTEREST EXPENSE	8,255	5,509	26,477	23,164
NET INTEREST INCOME	15,971	14,233	60,582	53,015
PROVISION FOR LOAN LOSSES	1,200	1,200	4,800	4,800
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	14,771	13,033	55,782	48,215
NONINTEREST INCOME
Commissions	1,941	1,496	7,793	5,859
Service charges and ATM fees	3,205	3,037	12,726	11,214
Net realized gains on loan sales	204	273	992	2,187
Net realized gains (losses) on available-for-sale securities	(1)	210	(373)	795
Net gain (loss) on sales of fixed assets	(23)	(8)	403	161
Other income	595	377	1,751	1,775
TOTAL NONINTEREST INCOME	5,921	5,385	23,292	21,991
NONINTEREST EXPENSE
Salaries and employee benefits	6,164	5,024	22,007	18,739
Net occupancy and equipment expense	2,049	1,685	7,247	6,335
Postage	458	444	1,784	1,691
Insurance	210	192	761	683
Advertising	221	233	794	735
Office supplies and printing	193	198	811	855
Telephone	229	228	903	797
Legal, audit and other professional fees	211	374	1,309	1,078
Expense on foreclosed assets	85	812	485	1,939
Other operating expenses	841	896	3,160	2,901
TOTAL NONINTEREST EXPENSE	10,661	10,086	39,261	35,753
INCOME BEFORE INCOME TAXES	10,031	8,332	39,813	34,453
PROVISION FOR INCOME TAXES	3,203	2,701	12,933	11,362
NET INCOME	$ 6,828	$ 5,631	$ 26,880	$ 23,091
BASIC EARNINGS PER COMMON SHARE	$.50	$.41	$1.96	$1.68
DILUTED EARNINGS PER COMMON SHARE	$.49	$.41	$1.92	$1.66
DIVIDENDS DECLARED PER COMMON SHARE	$.12	$.10	$.44	$.36